Exhibit 107

Calculation of Filing Fee Tables

S-8

(Form Type)

Odyssey Health, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.001 per share, under Amended and Restated 2021 Omnibus Stock Incentive Plan	Rule 457(c) and Rule 457(h)	20,000,000	(2)	$0.102050	(3)	$2,041,000	.000147600	$301.25
Total Offering Amounts							$2,041,000		$301.25
Total Fee Offsets									–
Net Fee Due									$301.25

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares that may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Represents the following: (i) 20,000,000 shares of the registrant’s common stock initially reserved for future issuance under the Odyssey’s Amended and Restated 2021 Omnibus Stock Incentive Plan. To the extent that awards outstanding under the 2021 Plan are forfeited, cancelled, surrendered or terminated without issuance of shares, the shares of Common Stock subject to such awards will be available for future issuance under the 2021 Plan.

(3)	Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act, solely for the purposes of calculating the registration fee and based on the average of the high and low prices of the registrant’s common stock as reported on the OTC Markets, which date is within five business days prior to the filing of this registration statement.